EXHIBIT 99.2

PROCERA NETWORKS
Moderator: Charles Constanti
5-18-09/3:15 pm CT
Confirmation # 4546508

PROCERA NETWORKS

Moderator: Charles Constanti
May 18, 2009
3:15 pm CT

Operator:  Good day everyone. Welcome to the Procera Networks First Quarter 2009 conference call.

Today's conference is being recorded.

At this time I would like to turn the conference over to Charles Constanti, Chief Financial Officer. Please go ahead sir.

Charles Constanti:  Good afternoon. My name is Charles Constanti. I joined Procera Networks as CFO last Monday.

We are starting this conference call with a statement regarding forward-looking statements. The information we are about to discuss contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including statements regarding the business of Procera Networks, its prospects, business strategies, and its industry in general.

Management believes these forward-looking statements are reasonable as of this date. However, they involve substantial risks and uncertainties including risks and uncertainties about our ability to attract new customers, prevail in customer trials, achieve customer acceptance of our products, grow our sales, control costs, reduce our net loss, raise capital, access credit, and other risks and uncertainties identified in Procera Networks filings with the Securities and Exchange Commission on Form 10-K and interim reports of Form 10-Q.

PROCERA NETWORKS
Moderator: Charles Constanti
5-18-09/3:15 pm CT
Confirmation # 4546508

Procera Networks and its management undertake no duties to update forward-looking statements except as required by law.

Again I started last Monday as CFO of Procera. On my background, I was the CFO of Netopia, a $120 million revenue company prior to its acquisition by Motorola. I came up the controllership ranks starting at Pricewaterhouse. After that I worked in the corporate controllers group of Bank of America. I was the Controller of Quantum Corporation, an $800 million revenue company. My combination of transaction control and business model experience in small and large companies is a good fit for Procera.

Since joining Procera I am impressed by the energy and commitment of the employees. The performance of our products and the many trials underway is exciting. In thinking about Procera's business model, leverage and balance are key. In striving to grow leverage as important for manufacturing and sales, Jim has taken steps to increase Procera's leverage.

One, announced in April, Procera has outsourced manufacturing and logistics. This should support growth without requiring significant investment and manufacturing capacity.

Two, over the past year Procera has prioritized developing sales channel partners, distributors, and resellers in North America, Europe, and Asia. While growth would require additional investment in sales and marketing, this channel leverage should moderate that investment.

PROCERA NETWORKS
Moderator: Charles Constanti
5-18-09/3:15 pm CT
Confirmation # 4546508

Three, recognizing the performance of the software development team in Sweden, Jim further concentrate development in Sweden and has fostered a culture of excellence and productivity, while stressing careful spending.

We can see the impact of leverage as we look at the reduce net losses of Procera for the first quarter. The company is striving to achieve breakeven on a non-GAAP basis. We will get back to this when we do the numbers.

Regarding balance. Balance is important to company with limited resources and growth. Procera's growth over the past 12 months require investment in inventory to fill demand and in accounts receivable related to increased sales. For sales growth Procera has also invested in sales and marketing, and in administration to run a public company.

Investments in these operating expenses together with investments in inventory and accounts receivable have used cash. These investments require ongoing balancing with available capital. As apart of balancing resources, Jim reduced Procera's investment and operating expenses and we will see this when we do the numbers.

To increase capital earlier this month Procera announced that it is raising $4 million through a private placement. The private placement will involve approximately 9,237,000 shares of Procera common stock at 40 cents per share, and 10% debt of 500,000. The shares are not registered and issuance is pending approval from AMEX and is expected around the end of this month.

Additional need for capital will depend on rate of growth, operating results, and our options to finance growth for gross profit margins and available credit.

Now let's do the numbers.

PROCERA NETWORKS
Moderator: Charles Constanti
5-18-09/3:15 pm CT
Confirmation # 4546508

Revenue for the March quarter and 2009 was $2.9 million, a 72% increase year-over-year. The increase reflects sales of the PL 10000 that was introduced mid-last year and serves the higher end of the service provider market. The non-GAAP gross profit margin widened to 53% in the quarter, compared to 51% in the first quarter last year.

Non-GAAP operating expenses were reduced to $2.8 million, a 13% reduction from the first quarter of last year. The reduction reflects cost-cutting. The net loss narrowed to non-GAAP net loss of $1.3 million, compared with $2.4 million non-GAAP loss in the first quarter of last year. The improvement reflects higher gross profits on increasing revenue and reduced operating expenses.

Our GAAP net loss for the quarter was $2.3 million or a loss of 3 cents per share, compared to $3.5 million net loss or loss of 5 cents per share in the first quarter of last year.

Our non-GAAP measures exclude the non-cash impacts of stock-based compensation and amortization of acquisition related intangible assets. Our reconciliation between GAAP and non-GAAP measures was included in today's earnings release. Going forward we plan to report using these measures. This reflects some change from previously reported non-GAAP measures but is fairly consistent.

We ended the March quarter with $861,000 of cash. This was an $860,000 reduction from December. We use $606,000 of cash in operating activities mainly due to the loss in the first quarter, and we repaid $250,000 of debt in the quarter. The private placement will increase our cash. We plan to leverage sales growth while controlling spending to improve our operating performance.

That concludes the numbers. With that I would like to turn the discussion over to Jim Brear, President and Chief Executive Officer of Procera Networks.

PROCERA NETWORKS
Moderator: Charles Constanti
5-18-09/3:15 pm CT
Confirmation # 4546508

James Brear:  (Good morning). Thank you, Charles. Good afternoon everyone.

We have gone a full circle. Since joining the company in February of last year we have restructured the entire company. Step by step we have evolved the company into a global competitor. We first focused on sales and marketing by adding a new sales team with domain experience. And then we launched and marketed the new PL 10000 product line in May.

Recognizing that we were very focused on some of the largest service providers in the world we invested in driving quality into the product and into the entire company. This included focusing on software and hardware quality assurance, field systems engineering support, along with post sales technical assistance. The final phase in our restructuring included the outsourcing of manufacturing logistics to decrease the fixed costs and to make changes for financial team.

I am proud to announce that we are coming out on the other side this year from the slow transformation and I believe in very good shape. And we are focused on the following three areas -- one, profitability, two, product leadership, and lastly, scalability.

As I alluded to in our last call for Q1 I said that Q1 would be the quarter of quality. As announced in a previous press release we're very excited that we have secured initial orders from four global Tier-1 operators. We believe these orders could be profound for the company.

With that said, recognizing that we are a small growing company we are prone to lumpy quarters. As we focus on larger global carriers we will feel the effects of this ordering timing.

With that said I'm more confident than ever about our business prospects. As I met with key executives of some of the largest carriers in the world I continued to gain confidence about our product differentiation in the market.

PROCERA NETWORKS
Moderator: Charles Constanti
5-18-09/3:15 pm CT
Confirmation # 4546508

I would now like to highlight some of the Q1 one data points.

From a geographical perspective Asia led revenue contribution and customer wins in Q1. Asia represented 45% of revenue, 39% of our bookings, and 53% of our customer purchases.

AMEA was not far behind with 39% of the revenue, 37% of the bookings, and 33% of our customer purchases.

Americas is beginning to show improvement in contribution. They went from 11% of revenue and 30% of customers in Q4 '08, to 16% of revenue, 24% of bookings, and 14% of customers in Q1 '09. I am gaining significant confidence in this theater. If I look at the products as I stated earlier, the PL 10K continues to drive the majority of our revenue. Again the PL 10K represents over 72% of our Q1 bookings which is quite stellar.

Our 7720 product continues to perform with revenue contributions of over 25% and over 59% in units shipped.

Our transition to Tier-1 carriers continues to evolve with over 55% of our Q1 bookings coming from Tier-1 operators.

Additionally service providers represents 70% of our Q1 bookings with higher education and enterprise representing 16%, and 13% represented by government and enterprise.

I'd now like to talk about some of our wins.

We're quite excited about our funnel. In fact with over $55 million of identified opportunity for the remainder of this year we feel we are very well-positioned in these deals. We have over 20 trials running or planned in the current quarter. We continue to add new value added resellers to our partner list. In fact in Q1 alone we added six new partners in North America, five in Asia, and two in AMEA. Momentum continues for the PL 10K systems with over six new PL 10K customers in Q1 alone.

PROCERA NETWORKS
Moderator: Charles Constanti
5-18-09/3:15 pm CT
Confirmation # 4546508

As I have mentioned in previous press releases we have close to have begun installation of our second Tier-1 mobile operator. The initial order was worth close to $1 million and validates the need for performance and scalability. This mobile operator also recently purchased our PSM product, which is called PacketLogic Subscriber Manager, which is our latest addition to our portfolio that integrates with policy control, user authentication, and support systems.

We also announced two prestigious university wins that included the National University of Singapore as well as a well-known ivy league school. Both needed the ability to instantaneously identify network congestion and other issues that impact network performance.

I would now like, Jon Linden, our Vice President of Marketing to provide some additional color on the market and our position going forward. Jon?

Jon Linden:  Thank you, Jim. Well good afternoon and evening everyone.

Let me start by giving a product overview. We today stand on a firm foundation when it comes to our core product, PacketLogic. As for all of our operations we've been doing a complete review and revision of the product portfolio over the last 14 months. With this work behind us we enter 2009 with an up-to-date and market-leading product line that meets customer requirements. This meant no major product announcement in Q1 this year.

Instead the priority has been to harden the PacketLogic platforms including the one-year-old an today, mature PL 10000 platform that has become our biggest revenue contributor. This is done by releasing new firmware versions like the recent 12.1 and the coming 12.2 edition. In parallel we train our customers on using more of our features to increase the value of the PacketLogic deployment, making them more satisfied and solidify our position as an incumbent vendor.

PROCERA NETWORKS
Moderator: Charles Constanti
5-18-09/3:15 pm CT
Confirmation # 4546508

But make no mistake we will continue to drive innovation in the DPI space. We are technology leaders in the space and we will continue to leverage this to fuel our growth and be considered reliable experts in this domain.

We already have a defined path to next generation of high-end, high capacity of PacketLogic platforms that go far beyond what you're seeing today in order to satisfy future capacity and functionality requirements. We understand the importance of continuous improvements since the competition keeps chasing us.

In Q1 we saw our capacity gap with the competition shrink making PL 10000 an impressive (2X) of the nearest competitor in terms of capacity. We continue to expand our leadership in application identification and number signatures. This combination of superior performance and functionality keeps winning us customer benchmark tests and we see that our thoroughness in product design and development is paying off in the long run.

A long-term perspective supports of our business model where recurring sales to existing customers provides good business. We need to satisfy the demands, get them to adopt new technology and products, and make sure they grow their networks with PacketLogic as a key component that's providing the necessary intelligence and control mechanism they need in order to deliver high quality Internet services.

This is why it's so important that we added another four Tier-1 accounts in Q1 alone. Though (demanding and effort for) consumer to win, these four accounts offer great future revenue streams and longevity in the company development. Tier-1s have so far, from what we've seen, continued to buy independent the current state of the economy. The buying solutions that control and decrease OPEX which is apart of our core value proposition.

PROCERA NETWORKS
Moderator: Charles Constanti
5-18-09/3:15 pm CT
Confirmation # 4546508

Our customers demand good value for money and proven technology, versus vague promises for the future. The maturity of the DPI space has also helped remove the hurdle of unproven and unreliable technology. (Only more) we're seeing a fairly soft impact on our segment from the national downturn. We are even seeing a promising trend where we are replacing the competition as operators deploy the second generation of DPI and know what their requests require.

This is all a solid foundation for fulfilling our objective of becoming market leader in DPI for mobile and higher education. Higher education provides a solid revenue base in all geographical theaters, while mobile is the growth driver for this product segment. We keep winning in mobile and strengthening our position as a candidate for the sole market leadership as the race continues.

But we're also seeing a very interesting and strong second wave in the cable and the ((inaudible)) accounts worldwide thanks to the previously mentioned next generation of DPI where service creation and more integration with other systems is on the wish list. Once again we can benefit from our technical excellence.

In summary, we are well-positioned in the product segment that continues to grow. We are winning accounts that accommodates a large potential revenue streams and we're winning by being committed, offering product excellence in a proven technology.

Back to you, Jim.

James Brear:  Thank you, Jon.

PROCERA NETWORKS
Moderator: Charles Constanti
5-18-09/3:15 pm CT
Confirmation # 4546508

In closing, we have made some significant strides within the business, from driving expense control, improved margin contributions, to the addition of four new Tier-1 operators, all in this quarter. While we are working hard towards larger topline revenue numbers I want to reiterate that we should expect some lumpy quarters due to our size and procurement process of our Tier-1 prospects and customers.

As mentioned earlier today we're filing a position to, one, become profitable, two, be able to monetize our investments in the product line, and lastly, to be able to scale as our funnel transitions to sales.

Thanks again for listening to the call today and I'd now like to open it up to questions.

Operator:  If anyone has a question you can signal by pressing star, 1, on your touchtone telephone. If you're on a speakerphone make sure that your mute function has been turned off to allow your signal to reach our equipment. Again if you have a question please press star, 1. We do ask that you limit yourself to one question. If you do have a follow-up question you may re-queue.

Our first question comes from Scott Ozer with Financial West Group.

Scott Ozer:  Hello, Jim. Can you tell me what portion of the revenues came from a software only and if you expect any more dilution, any more additional share sales?

James Brear:  We don't breakout separation from the software component. It's sold as a system so we don't delineate that.

On the second portion I think he said are we expecting to raise any additional capital. We just closed that round so we're feeling pretty good.

PROCERA NETWORKS
Moderator: Charles Constanti
5-18-09/3:15 pm CT
Confirmation # 4546508

Operator:  And next we will hear from Anthony Gullo, who is a Private Investor.

Anthony Gullo:  Congratulations for nice quarters, Jim.

James Brear:  Thank you.

Anthony Gullo:  I have just one question with reference to subscription offering of the stock priced at 40 cents. I was really a little bit surprised that it was priced so low. Could you comment on that?

James Brear:  Yes, that's a good question. Thank you for it. Yes, I think if you were to just look at the stock price and compared to what it was, it's alarming. But I guess if you know that we had started the process quite a while ago. And as you know the NASDAQ has had a run-up as our stock has and when we really started the process it was in the high 50s. And so we did have some discount to that but by no means had anticipated to be such a steep discount.

Anthony Gullo:  Thank you.

Operator:  Our next question comes from Zach McAdoo with The Zanett Group.

Zach McAdoo:  Hello guys. How are you?

James Brear:  Good. Hello, Zach.

Zach McAdoo:  Good, thanks. My question is on the new Tier-1 accounts. I think one of the things everybody is waiting for is for a large company to roll out your DPI solution across the network and really generate material revenues. And I'm just wondering what part in the process or what the significance is of winning these four new Tier-1 accounts in the quarter? Does that mean they bought their first system and they are still trying it out? Or does it mean they have said, "All right. We're going to go with Procera and not a competitor. And we'll roll it out over time." I'm just wondering what kind of commitment these Tier-1 operators have made.

PROCERA NETWORKS
Moderator: Charles Constanti
5-18-09/3:15 pm CT
Confirmation # 4546508

James Brear:  Thank you. You know, I thank everybody on the call for their patience. Clearly what's required to win at a global large Tier-1 is quite a feat. And as you all know that have been participating in these calls we started that process about a year ago. It's not uncommon for large Tier-1s to take anywhere from a year or two to turn into sizable revenues.

So the good news is we have started the process quite a while ago. I think it's a very positive sign for us that we've now been able to build a revenue, although very small, some revenue from some Tier-1s. I think that's the next logical step in the process. And we are bullish about the activity that we have underway and we appreciate your patience.

Operator:  Once again for our phone audience please press star, 1 now if you have a question.

We will hear next from John Winter with GunnAllen Financial.

John Winter:  Good afternoon, guys. Are you doing?

James Brear:  Good, thank you.

John Winter:  Can you go into a little bit more depth on these Tier-1s on why things are not allowed to be mentioned and if we're going to hear more about who are these Tier-1s in the future?

James Brear:  Yes. Unfortunately, probably the answer is never. They are very, across the board now, we're not just seeing it in North America, it's somewhat a global phenomenon that not only do cable but also mobile operators do not want to highlight the leveraging they're getting from our technology. And a lot has to do with competitive advantage. There is a handful of capabilities that we and others provide them that are very strategic. And so they are not going to tip their hands to their competitors.

PROCERA NETWORKS
Moderator: Charles Constanti
5-18-09/3:15 pm CT
Confirmation # 4546508

Also as I stated in the past, right or wrong, there is a negative connotation assign card technology and thus they don't want to be associated with that negative connotation.

So I know it's painful for you. It's painful for me not to be able to disclose these wins. But I don't see that changing in the foreseeable future.

Operator:  Our next question comes from Dick Edelman with SMH Capital.

Dick Edelman:  Yes. Hello, Jim. This is Dick Edelman.

James Brear:  Hello, Dick.

Dick Edelman:  You can go shorter on your revenue from what we were probably anticipating and I'm going to presume it's a result of some delays from some of the clients, customers moving it back. But then going from there what I'm looking for in the logistic change you made, outsourcing your logistics, I gather that or you tell me, has there been any benefit whatsoever or will we begin to see benefits of that outsourcing in the second quarter? And then obviously increase as the quarters go on? That's kind of two questions, I realize, but you know, go ahead. Have at it.

James Brear:  What was the first part again? I got the operational question.

Dick Edelman:  Okay.

James Brear:  What was the first part?

PROCERA NETWORKS
Moderator: Charles Constanti
5-18-09/3:15 pm CT
Confirmation # 4546508

Dick Edelman:  Well the first part was really just the shortage in revenues quarter versus the fourth quarter and just why would you say that occurred? Just give us a feel for that.

James Brear:  Yes. I think that to answer the first portion, you know, we did book 4.1. That's still a flat or down quarter over quarter from Q4. And some of that has to do with carriers. It's not uncommon for carriers to not be big purchasers in their Q1. It's somewhat cyclical and how they purchase.

Two, again we have lumpiness. It's very unpredictable, the revenue and when carriers on the larger side make their procurements. So that kind of those into the challenge on the Q1.

On the operational side we obviously didn't see any benefit of the change in operations in Q1. We will see a little bit, very little of it in Q2, but (majorly) in Q3.

Dick Edelman:  Will there be any negativity in Q2 because of the drop in employment levies?

James Brear:  No, no. Absolutely not. There was no negative financial impact to the outsourcing.

Operator:  Our next question comes from Carl Costigan, who is a Private Investor.

Carl Costigan:  Yes, hello. I understand or in your speaking about your funnel I'm trying to understand. I think last quarter it was at $65 million in now it's down to $55 million. So I am just trying to understand the difference. And you've gone from 15 trials to 20 trials. Does that mean that some trials are over and you've reduced your funnel by $10 million that now can be seen in your bookings? I'm just trying to understand that and also your relationship and bookings to your funnel.

PROCERA NETWORKS
Moderator: Charles Constanti
5-18-09/3:15 pm CT
Confirmation # 4546508

James Brear:  Good questions. Actually, I apologize if I portrayed that the funnel was at $65 million last quarter. I think it was more around $45 million. So we actually have grown the funnel. At least that's what happened. So I would have to get back to you if I misspoke on the last call.

And yes, you know, to the question of the funnel is growing, you had mentioned, what was the second part there?

Male:  Trials.

James Brear:  The trials, I guess the relation to trials. Trials, you know, if a funnel goes up or down that could be due to conversion to sales or a loss. In the trials could stay flat, go up and down, and those trials also could convert to sales or they could become non-sales. And so the portrayal that we are providing you is that the funnel continues to stay strong, in fact, it's growing. And our trials are pretty consistent.

Operator:  Our next question will come from Jackson Spears with The Robins Group.

Jackson Spears:  (I came in) a little bit late on the call but when you answered Zach's could I ask a follow-up on that? Of these four Tier-1s, have elected to work primarily or only with you. So while the dollar (amount) is not as important it's the fact that they have decided that you are the best solution, the most flexible solution on their part?

James Brear:  Good question, Jackson. Actually two of the four are exclusive and the others are not.

Jon Linden:  Jim, if I just may add something to the Tier-1 wins. First of all, being VP of Marketing, not being able to announce the names of the customer is pretty painful. We really wish that we could do that.

PROCERA NETWORKS
Moderator: Charles Constanti
5-18-09/3:15 pm CT
Confirmation # 4546508

The fact of the matter is that we have some of these Tier-1 announcements that we have done since last summer, are actually full network wide deployments. We have those accounts who have some new when we started deployment. In many cases these are new projects or extensions of existing projects, where they, for example, deploy service creation, something really pushing for quite some time and encouraging the service providers to start doing.

In step one they typically run market evaluations by deployments with evaluations to see the outcome of that and customer uptake, which is typically phase one and then going into the broader deployment of the services and the technology. And that is what we are seeing some of these cases that were announced in Q1.

The experience shows that the first phase of deployment, even if it's network wide, is a very small portion of the overall total revenue that we can actually generate from a large account like a Tier-1. So those are very attractive and these are very important first steps when looking at the wins we got in Q1.

Operator:  Our next question will come from Tony Keller with Raymond James Financial.

Tony Keller:  Jim, it's a question here about, we've got about almost 100 million shares now and assuming that stocks follow earnings, I am having a heck of a time trying to see any sizable earnings out of this year unless the margins could improve even more dramatically than they - let me back up and just say, what kind of upside is there in the margins so that a person can make some judgment about what the potential earnings for this company are?

Charles Constanti:  Tony, this is Charles. I'd like to respond to that.

Tony Keller:  Okay.

PROCERA NETWORKS
Moderator: Charles Constanti
5-18-09/3:15 pm CT
Confirmation # 4546508

Charles Constanti:  I think the margins should, as they are right now, as are being impacted by that we are relatively small. So the amount of revenue that we are seeing, the margin is dragged down by any sort of fixed type costs within the margin. So as the revenue grows we do have the opportunity to expand the margin by keeping those non-variable costs unchanged. So I think we could see some expansion in the margin.

Operator:  And we will move next to Eric Bunker with Raymond James.

Eric Bunker:  I would like you to go over the -- I missed it at the very beginning -- the dilution? And then with respect to or whatever -- are you folks, have you even begun to use the line of credit that you have established with the banks?

Charles Constanti:  This is Charles. I would take that as well. So the shares involved in the private placement are 9,237,000 shares. I would say, you know, at the time we got uncomfortable with the cash balance falling below $1 million. At this time we have not drawn upon the credit, but that would be an option as we continue forward.

Operator:  And we'll move next to Anthony Gullo, who is a Private Investor.

Anthony Gullo:  Jim, with reference to the security we're outsourcing now, can we be assured outsourcing is not going to affect the security of our proprietary formula, et cetera?

James Brear:  That's a good question. I think that we have confidence and measures and control in place to ensure that our (IT) is managed and secured appropriately and we're working with a trusted partner. But you can assume that in ever step of the way we consider that a really critical issue. And we put the process in placed to ensure that our risks are mitigated.

Anthony Gullo:  Thank you.

PROCERA NETWORKS
Moderator: Charles Constanti
5-18-09/3:15 pm CT
Confirmation # 4546508

Operator:  And next we'll here from Allen Jones with Birkelbach.

Allen Jones:  Yes, we have heard a great deal in terms of the past of in OEM and I haven't it develop in terms of a significant OEM person that both wants a piece of us and wants to put our equipment into a very sizeable piece, and also eliminate the need for 9.3 million shares at 40 cents, and significantly improve our situation. Is that still in the works or is it still where it has been?

James Brear:  That's a great question. You know, my perspective on OEMs are that, you know, they can be quite helpful. They obviously can expand your distribution rapidly. The cost for those sales in low. And so I would love to enter into some OEMs.

The challenge with that is they're quite time consuming from a contractual standpoint. And inevitably you have to ask the question of does that OEM have the ability to sell the value of the overall solution and does that OEM have the scale to make it worth the investment and time and resources. And we have had discussions with OEM opportunities and we will continue to. But I have to be measured in the time and the return that it would provide us in a global sense.

So I guess if we were to do an OEM it would be, you know, considerably a large OEM.

Operator:  And our next question will come from Robert Anderson with Merrill Lynch.

Robert Anderson:  Yes, gentlemen. I'm not real pleased with the lumpy outlook going forward. Can you give any estimate of revenues for the year?

James Brear:  Unfortunately, I can't. I know that probably isn't a word you like. But it's there because of the process that some of these large carriers go through. It's very unpredictable and as closely as we are tied to these opportunities it's not something that we can, you know, give guidance on or have, you know, absolute confidence in to provide you that information.

PROCERA NETWORKS
Moderator: Charles Constanti
5-18-09/3:15 pm CT
Confirmation # 4546508

Robert Anderson:  Must make budgeting difficult.

James Brear:  It does.

Robert Anderson:  One quickie, why didn't use your line of credit rather than the big dilution?

James Brear:  I think as Charles mentioned, it was just about our cash balance. We were uncomfortable with cash so we raised additional capital. And it's kind of mutually exclusive a line of cash to us.

Charles Constanti:  I think it's also important to note we run, you know, essential three subsidiaries -- one in the U.S., one in Sweden, and one in Australia. So working capital needs to be at a certain level across the entities.

Operator:  And next we'll hear from Steven Rubin with Glassbeam Orchesys.

Steven Rubin:  Hello Jim. How are you?

James Brear:  Hello.

Steven Rubin:  Hello, I have a question for you. I heard Jackson Spears on the phone and then I heard the Merrill Lynch question about forecast for revenues. So that to me brought up the subject about research reports.

I know there was a research report last year (as of) ((inaudible)), that I have seen. I hadn't seen one since. I know The Robins Group has one out from Jackson Spears, in March. I saw something in April from, I think it was Small Cap Network, with a follow-up one in May. And then Investors Business Daily founder had a comment on it as well.

PROCERA NETWORKS
Moderator: Charles Constanti
5-18-09/3:15 pm CT
Confirmation # 4546508

I'm curious, based on the progress the company has made, is it reasonable to assume you might see some additional research reports, possibly ((inaudible)) at the institutional level in Q2?

James Brear:  Good question. You know, I'm embarrassed to say I don't know. I don't know what's coming down the pipe.

Steven Rubin:  Okay. Thank you.

Operator:  And we'll take a followup question from Carl Costigan.

Carl Costigan:  Yes, your win rate was 98% or kind of alluded to in a previous conference call. Is that still there? And how are you stacking up to the competition in these wins and your attainment of your leadership position?

James Brear:  Yes. Our win rate is amazingly high. It hasn't changed at all. I'm more confident than I have ever been about the technology as we are getting more tied into these opportunities, it's becoming more clear to us and the senior management within a lot of service providers that we have a very differentiated product.

And so it's everything -- time is actually working to our advantage in a lot of ways. Unfortunately it doesn't work out to on the top line, but we continue to get more confidence about our product on a monthly basis.

Carl Costigan:  And so is that going to translate into sales or?

PROCERA NETWORKS
Moderator: Charles Constanti
5-18-09/3:15 pm CT
Confirmation # 4546508

James Brear:  We better -- we hope so.

Carl Costigan:  Okay.

Operator:  And we'll take a follow-up from Eric Bunker with Raymond James.

Eric Bunker:  This (is) a followup question, is that in some sort of guidance going out for the next -- and it goes back to the lumpy stuff -- is that we've been going along at about, if I stand corrected, at about a $40 million year clip in annual sales. Is that right?

James Brear:  No. I think it's a little less than that.

Eric Bunker:  Okay. But we were also looking at during the last conference call is that it could be between like $40 million to $60 million as far as looking at the last number of quarters. Now we expect or that you were expecting that the second and third quarters to be some blowout quarters. Is that still in effect?

James Brear:  Yes, I can't comment on the numbers, because I don't know where you are getting those. I think, do I expect a second half to exciting? Absolutely. So the answer is, you know, remove the specific numbers but second half is looking quite promising.

Eric Bunker:  Is that...

Operator:  I apologize. One moment.

Mr. Bunker, your line is open.

PROCERA NETWORKS
Moderator: Charles Constanti
5-18-09/3:15 pm CT
Confirmation # 4546508

Eric Bunker:  Okay, great. Instead of playing all of these wild and crazy guessing games and so forth I think I'm getting darn frustrated over a number of things having to do with management being a little more upfront. And when I'm beginning to look at reasonable guesses and so forth and the disclaimers that you can put on, is that -- I would like a little more help considering that we've bee in the stock for four or five years. Okay?

And then we're now looking, I'm sort of (shocked) -- I am pissed off over sitting here looking at this dilution. And not only that or whatever, is that why didn't you bring that dilution back out to some of the shareholders? We would have taken that stock down. Instead we have a bunch of other people, which I would like to know or whatever, is that how long are those folks going to be locked into this stock?

James Brear:  Okay. Well thank you for your comments. I'm sorry you feel that way. You know, in terms of getting guidance I would love to give you guidance but I'm not in a position where again a $12 million last year sized company - things are going to be very volatile.

All I can tell you is what I've said so far on the calls as it relates to the dilution, you know, I think as a shareholder you'd appreciate that we want to run the company at a level that we can drive the revenue. But at the same time we're very sympathetic and want to ensure that we don't dilute you as best we can. So the reality is we took down what considered to be a pretty small pipe to ensure our success without creating a lot of dilution.

So that I guess - is there any comment from you Charles?

Charles Constanti:  No.

James Brear:  Okay.

PROCERA NETWORKS
Moderator: Charles Constanti
5-18-09/3:15 pm CT
Confirmation # 4546508

Operator:  And we'll hear next from Jackson Spears with The Robins Group.

Jackson Spears:  Jim, I can help you a little bit on the last question. Wasn't that financing critical in winning some new business or helped to and gave you kind of the recognition in some of these large accounts?

((Crosstalk))

James Brear:  The answer is yes. You know, we always need to ensure that we have a balance sheet that is attractive to our prospects.

Jackson Spears:  And second, as in another way, rather than guidance I hear you saying we're looking for significant acceleration in revenue growth in the second half this year is that correct?

James Brear:  That's correct.

Jackson Spears:  And lastly, there's been a lot of discussion about other opportunities. What about the mobile space? Have you had any success in that space today and do see that as a potential opportunity for you guys as well?

James Brear:  In the mobile space, yes. So we've announced two Tier-1 mobile wins and we are entrenched in a number of other pretty significant mobile operators. And I am very hopeful that throughout 2009 there will be additional announces in the mobile space.

Operator:  And our next question comes from Scott Ozer with Financial West Group.

Scott Ozer:  Hello. I just want to follow up. Did I understand you just say that your large second and third quarters that you expected previously is now really going to be the third and the fourth quarter?

PROCERA NETWORKS
Moderator: Charles Constanti
5-18-09/3:15 pm CT
Confirmation # 4546508

James Brear:  Can you repeat the question, Scott?

Scott Ozer:  Somebody asked, somebody made the comment that you thought we were going to have blowouts second and third quarters. And just a couple of minutes ago I think you said the second half, which are you backing off of your blowout second quarter and really it would be the third and the fourth quarter?

James Brear:  Yes, good question. I guess maybe word blowout was not a word I'd use. I still feel pretty confident about Q2, and I feel confident about Q3 and Q4. We have visibility to the transactions that can make it a pretty exciting quarters.

But with that said they can always shift. So nothing has changed since I last spoke to everyone, that Q2 is shaping up nicely. But things can shift.

Charles Constanti:  I'd just like to add that I've worked with some of the customers that are in the pipeline for many years. And I think nailing them down to a given quarter, these larger service providers can be quite a challenge.

Operator:  And we have a follow-up from Dick Edelman.

Dick Edelman:  Yes. Just a couple of things here. Can you hear me all right, Jim?

James Brear:  Yes, I can Dick.

Dick Edelman:  Okay. Would you describe again what you call a Tier-1 account? What does that really mean? And number two, in continuation of what Jackson said, I would feel that or I would believe that, and I could be wrong, but it is very important for you to have a good, a better balance sheet in order for some of these Tier-1s to feel comfortable about giving you business. But what does a Tier-1 really mean to you?

PROCERA NETWORKS
Moderator: Charles Constanti
5-18-09/3:15 pm CT
Confirmation # 4546508

James Brear:  My definition, I think there's a lot of different definitions, but my definition of a Tier-1 is one of the top three carriers in that country or space. And you might think of North America as having maybe only five or six Tier-1s. But you might also have, you know, a Tier-1 could be the largest mobile operator in a particular country. So

((Crosstalk))

Dick Edelman:  You're not qualifying it with a number per se, a million dollar makes it ((inaudible)) or something like

((Crosstalk))

James Brear:  No. Maybe some people might describe a Tier-1 as based on the number of subscribers on the network.

Dick Edelman:  Okay.

James Brear:  That's another way of saying it. You could say it's the top 100 carriers in the world are Tier-1s.

Dick Edelman:  All right. Are you saying then that you have got four new Tier-1s in the first quarter is that what you're saying, okay?

James Brear:  Correct.

PROCERA NETWORKS
Moderator: Charles Constanti
5-18-09/3:15 pm CT
Confirmation # 4546508

Dick Edelman:  But you had one or two Tier-1s before that didn't you?

James Brear:  That's correct.

Dick Edelman:  All right. So you have a total of five or six Tier-1 accounts right now.

James Brear:  That's correct.

Dick Edelman:  And within the 20 test markets out there, there may be a few more within those markets.

James Brear:  Yes, fair to say.

Dick Edelman:  All right. So we may be hearing the addition of some additional Tier-1s going forward and you don't talk about Tier-2s, I guess, because they're just small?

James Brear:  Tier-2s are really important as well but it seems that people want to know about the Tier-1s, so we talk about them. But there are some very large Tier-2s.

((Crosstalk))

Dick Edelman:  About 55% of your first quarter bookings were Tier-1.

James Brear:  Yes.

Dick Edelman:  So it looks like going forward that's going to be the big numbers that we are going to see even though we may not know the names.

James Brear:  That's right. And those are the carriers that can change the top line very rapidly.

PROCERA NETWORKS
Moderator: Charles Constanti
5-18-09/3:15 pm CT
Confirmation # 4546508

Dick Edelman:  Okay. And with that volume then, this is where, as Charles said, we'd begin to hopefully see margin improvement especially since so much of the outsourcing will apart of the business. So your burn rate theoretically, and I'm not putting something in your mouth here, but your burn rate will be lower than it's been in the past or close to, as you get bigger.

James Brear:  Yes. That's correct.

Dick Edelman:  Is that fair to say? Charles, is that fair to say?

Charles Constanti:  Yes, relatively speaking, hopefully the - you know, if you will our underlying cost structure would remain relatively flat, which would help any top line and (fragment) and drop to the bottom line.

Dick Edelman:  And you'll have your variables, obviously that go on with size, but we should theoretically see better margins going forward as revenue grow. So you got to get revenues.

Charles Constanti:  Exactly.

James Brear:  Yes.

Dick Edelman:  Thank you.

Operator:  And we'll hear again from Allen Jones.

Allen Jones:  Yes. This is not the first time I have mentioned this but I love the aspects of Tier-1, but one of the very powerful aspects of Procera is (there's) above many others above penetration of the Tier-2s and the Tier-3s that may expand the possibility of people that are actually becoming into the business of IT and expanding the exposure and the knowledge of Procera. Am I just talking all wet or is that actually a base that is somewhat important and you have distinction from other people?

PROCERA NETWORKS
Moderator: Charles Constanti
5-18-09/3:15 pm CT
Confirmation # 4546508

James Brear:  Well I think, yes, you bring up a point that we do have our heritage is with smaller carriers. And that has given us, you know, a broader set of customers to harden our software. And, you know, we're proud that we have over 650 customers now. And we want to continue to leverage that and the folks that have been working in those carriers, either continue there or they migrate to other carriers or sometimes move up into Tier-1s and that helps us.

Operator:  And we have another follow-up from Steven Rubin.

Steven Rubin:  Hello, Jim. Kind of an add-on to my last question. You know, once again I think the company has made some good progress and I understand the lumpiness when you're dealing with Tier-1 large customers, because I understand that myself. But is it possible during Q2 or Q3 that Procera would consider maybe doing a (road show) to the institutions in one of those quarters or maybe attend institutional investor conferences to get exposure for the company?

James Brear:  I'm always willing to consider that.

Steven Rubin:  Good. Great thank you very much.

Operator:  And gentlemen, we have no further questions in the queue at this time.

James Brear:  Great. Okay, thank you for joining the call and we'll talk to you on our Q2.

Operator:  That does conclude today's conference. We appreciate your participation.

END